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CAPE FEAR BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

Maurice J. Koury
The Maurice and Ann Koury Charitable Trust
The Maurice J. Koury Foundation, Inc.
Scott C. Sullivan
Miltom E. Petty
Mort Neblett
Haywood Cochrane, Jr.
James S. Mahan III
David Lucht
Robert Isser

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     On August 5, 2008, Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser (the “Participants”) filed a press release with the Securities and Exchange Commission which inadvertently stated that Cape Fear Bank’s core deposits have declined by $12.3 million since December 31, 2007, rather than the actual decline of $8.5 million. The press release below corrects and replaces the press release filed by the Participants on August 5, 2008.

Koury Responds to Cape Fear Bank Corporation’s Disappointing Second Quarter Loss

     Wilmington, NC - August 5, 2008 - For the third straight quarter, Cape Fear Bank Corporation (NASDAQ: CAPE) has reported a pre-tax loss. The latest disappointing results include continued incoherence in the company’s deposit and loan-loss strategies, a hallmark of the current board’s ineffective stewardship

     In a financial update released on August 4, 2008, the company revealed that it lost $599,000, or 16 cents per diluted share, for the quarter ended June 30, 2008. In pre-tax dollars, the loss was $1.04 million. In the last three quarters, the company has lost $2.14 million on a pre-tax basis, or 56 cents per diluted share. Tangible book value per share is now just $7.03, down from $7.56 at the end of 2007.

     As troubling as these results are, management’s approach to the company’s problem loans continues to alarm us. As we have previously noted, the company added only $50,000 to the loan-loss reserve in the second and third quarters of 2007, despite clear warning signs that asset quality was declining in greater Wilmington and across the nation. Management and the board finally acknowledged the problem in the fourth quarter of 2007 with a $970,000 loan-loss provision, then took a $793,000 provision in the first quarter of 2008. However, the provision for the second quarter was just $375,000, despite a 36% increase in nonperforming assets to $11.6 million. The loan-loss reserveshrank to $5.9 million from $6.2 million at March 31, due to bad loan charge-offs that far exceeded the provision taken.

     In its second-quarter financial update, management blames its poor performance in part on the proxy contest, but we note that total noninterest expense rose just 5% from the first quarter, or $167,000 in pre-tax expense. A bigger impact came from the continued decline in net interest income, from $3.0 million in the fourth quarter of 2007 to $2.7 million in the first quarter of 2008 to $2.4 million in the second quarter of 2008. This is the income attributable to taking deposits and making loans; the company historically has produced below-peer results in this area due, in large part, to management’s inability to attract low-cost local deposits.

     The costly branch expansion project was supposed to address this weakness, but clearly the current board and management continue to fail to meet this objective. In recent statements, they would have you believe the company is making headway. But the opposite is true. Core deposits are down by $8.5 million so far in 2008! Cape Fear Bank’s filings with the FDIC reveal that, instead of attracting local deposits, the company is funding its loan growth with brokered deposits (money from other parts of the country, NOT WILMINGTON) and borrowed money.

     We believe the latest loss likely lowers the company’s value in a sale scenario. The increase in nonperforming loans and further straying from the core deposit strategy makes it difficult for the company to command a reasonable premium at this time. We continue to believe that the only logical choice for shareholders is to replace the current board of directors with our nominees, who we believe offer broader and deeper experience. We believe they will make the tough choices and bring consistency and results to the company’s strategy and execution. We believe they meet that standard for change. Accordingly, we urge you to VOTE BLUE FOR CHANGE.

     Important Information. This proxy solicitation is being made on behalf of Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht, and Robert Isser in connection with the annual meeting of shareholders of the company to be held at 9:30 a.m. on Tuesday, August 19, 2008, at the University of North Carolina at Wilmington Executive Development Center located at 1241 Military Cutoff Road, Wilmington, North Carolina.

     WE URGE YOU TO VOTE THE BLUE PROXY CARD FOR THE ELECTION OF SCOTT C. SULLIVAN, MORT NEBLETT, HAYWOOD COCHRANE, JR., JAMES S. MAHAN III, DAVID LUCHT AND ROBERT ISSER BY SIGNING, DATING AND RETURNING THE BLUE PROXY CARD. We urge to not to sign or return any proxy card sent to you by the company. Even if you have previously signed a proxy card sent by the company, you have the right to change your vote by signing, dating and returning the BLUE proxy card. Only the latest dated proxy you submit will be counted.

     If you have any questions, or need assistance with voting your BLUE proxy, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Shareholders call toll free (800) 290-6427
Banks and Brokers call collect (212) 269-5550